Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Central European Distribution Corporation for the registration of 3,360,000 shares of its common stock and to the incorporation by reference therein of our report dated March 14, 2003, with respect to the consolidated statements of income, changes in shareholders’ equity, and cash flows of Central European Distribution Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Audit Sp. z o.o.

Ernst & Young Audit Sp. z o.o.

December 12, 2005